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Exhibit 99.1

SCHOLASTIC ANNOUNCES SALE OF $175 MILLION
OF 10-YEAR SENIOR UNSECURED NOTES

        NEW YORK, NY, April 2, 2003—Scholastic Corporation (NMS:SCHL) today announced that it has sold $175 million of 10 year senior unsecured notes in a private offering, which is expected to close on April 4, 2003. The notes will bear interest at 5% and will mature on April 15, 2013. The Company intends to use the proceeds from the sale of these notes to retire all outstanding indebtedness under an unsecured credit facility established in connection with the acquisition of Grolier Inc. and to cancel that facility; and to reduce amounts outstanding under other bank debt. The Company expects to repay its 7% notes at maturity on December 15, 2003 using borrowings under its bank facilities and cash from operations.

        These notes will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

        Scholastic is the world's largest publisher and distributor of children's books.

        This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, geopolitical events, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Contact

    Scholastic Corporation
    Media: Judy Corman 212/343-6833
    Investors: Ray Marchuk 212/343-6741

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  Exhibit 99.1
SCHOLASTIC ANNOUNCES SALE OF $175 MILLION OF 10-YEAR SENIOR UNSECURED NOTES